Exhibit 99.1

News Release
	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens
Chief Financial Officer
(630) 875-7347
TRADED:	NASDAQ Global Select Market	www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES

SECOND QUARTER 2009 EARNINGS OF $2.7 MILLION

Quarterly Highlights

Improved Capital Ratios – Increased Loan Loss Reserves and

Lower Delinquencies – Solid Operating Leverage

Second Quarter 2009 Operating Performance

•	After-tax earnings of $2.7 million compared to $5.7 million for first quarter 2009 and $27.0 million for second quarter 2008.

•

Pre-tax earnings of $29.4 million, excluding provision expense, net securities gains, and special Federal Deposit Insurance Corporation (“FDIC”) deposit insurance assessment, compared to $36.4 million for first quarter 2009 and $37.4 million for second quarter 2008.

•	Average core transactional deposits up 8.7% from first quarter 2009 and 2.4% from second quarter 2008.

•	Net interest margin of 3.53% compared to 3.67% for first quarter 2009 and 3.58% for second quarter 2008.

•	Net securities gains realized of $6.6 million for second quarter 2009.

Capital and Credit

•	Increased tangible common equity, Tier 1 regulatory capital, and Tier 1 common ratios to 5.56%, 12.38%, and 7.36%, respectively, from first quarter 2009.

•	Increased loan loss reserves to 2.40% of total loans compared to 2.15% at March 31, 2009, with second quarter 2009 provision exceeding net charge-offs by $11.5 million.

•	Decreased non-accrual loans plus loans past due 90 days or more and still accruing interest to 4.60% of total loans compared to 4.78% at March 31, 2009.

ITASCA, IL, JULY 22, 2009 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for second quarter 2009. Net income was $2.7 million, before adjustment for preferred dividends and non-vested restricted shares, with $63,000 available to common shareholders after such adjustments. This compares to $5.7 million and $3.2 million, respectively, for first quarter 2009, or $0.07 per share, and net income of $27.0 million, or $0.55 per share, for second quarter 2008. Return on average assets was 0.13% for second quarter 2009 compared to 0.28% and 1.33% for first quarter 2009 and second quarter 2008, respectively. Return on average common equity was 0.04% for second quarter 2009 compared to 1.78% and 14.53% for first quarter 2009 and second quarter 2008, respectively.

“Performance for the quarter reflects the execution of a number of planned steps taken to strengthen the overall Company and navigate what remains a very difficult operating environment,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Our core operating performance remains solid as we continue to benefit from strong net interest margins, an efficient operating model, an increasing core deposit base, and a flexible balance sheet. This performance has enabled us to absorb a significant increase in loan loss provisioning and higher credit remediation costs and, at the same time, strengthen our overall capital position.”

Scudder further commented, “Additionally, our efforts to address early stage delinquencies are producing benefits. These efforts have resulted in higher restructured loan and foreclosed real estate levels which, when combined with declines in comparative delinquency levels, better position us to reduce our level of non-performing assets.”

Operating Performance

The Company generated income before taxes, credit losses, securities gains, and special FDIC deposit insurance assessment of $29.4 million for second quarter 2009 compared to $36.4 million for first quarter 2009. The decline was due primarily to an increase in operating expenses of $2.8 million incurred to remediate loans and maintain other real estate owned and a $2.6 million reversal of year to date interest accrued on loans placed on non-accrual.

Total loans as of June 30, 2009 were $5.32 billion, down $64.6 million from March 31, 2009, with $54.6 million of the decrease due to either charge-offs or transfer of loans to other real estate owned.

Average core transactional deposits for second quarter 2009 were $3.74 billion, an increase of $297.7 million, or 8.7%, from first quarter 2009 due largely to normal seasonality in public fund deposits. The year-over-year increase was $87.4 million, or 2.4%, and is due largely to growth in money market account balances.

Tax-equivalent net interest margin was 3.53% for second quarter 2009, down from 3.67% for first quarter 2009. During second quarter 2009, the Company placed loans on non-accrual status and accordingly reversed interest accrued to date of $2.6 million. Excluding this adjustment, second quarter net margin would have been approximately 3.67%.

Fee-based revenues were $21.2 million for second quarter 2009, an increase of approximately $1.1 million compared to first quarter 2009. All major fee categories increased relative to the previous quarter with such increases primarily due to seasonality.

Other income, excluding fee-based revenues, increased from the previous quarter by $3.1 million, principally due to recording a market adjustment related to certain assets held under a non-qualified deferred compensation plan. Such increase is substantially offset by a corresponding increase in compensation expense.

For second quarter 2009, noninterest expense increased $10.8 million compared to the previous quarter. The increase was primarily due to $3.5 million in expense resulting from an industry-wide special deposit insurance assessment by the FDIC, a charge to compensation related to the market value adjustment of certain non-qualified deferred compensation plan assets (referred to above) of $2.8 million, increases in other real estate owned expenses and loan remediation costs of $2.8 million, and certain other expenses due to seasonality. The second quarter 2009 efficiency ratio of 61.5% is elevated due to these items. Excluding the impact of the special FDIC assessment and the market value adjustment the efficiency ratio would be reduced to 56.2%.

Credit Remediation

Non-accrual loans plus 90 days past due and still accruing loans as of June 30, 2009 were $245.1 million compared to $257.5 million at March 31, 2009, with residential construction loans comprising approximately 50% of the June 30, 2009 total. Non-accrual loans at June 30, 2009 totaled $219.0 million compared to $183.5 million at March 31, 2009, while loans 90 days past due and still accruing totaled $26.1 million, a decline of $47.9 million from March 31, 2009.

At June 30, 2009, the Company had total restructured loans of $30.1 million. Restructured loans for which interest is accruing totaled $18.9 million at June 30, 2009, up from $1.1 million at March 31, 2009. Included in the non-accrual loan total are additional restructured loans totaling $11.2 million, which will not accrue interest until the borrowers demonstrate a period of performance under the restructured terms. At such time, the Company will again accrue interest on these loans.

As of June 30, 2009, loans 30-89 days past due totaled $38.1 million, a decline of $16.2 million from March 31, 2009. The decline reflects the benefits derived from expanded resources focused on the early remediation of potential problem loans as well as the migration of certain loans to other problem categories.

Other real estate owned was $68.9 million as of June 30, 2009 compared to $39.0 million as of March 31, 2009. All properties are recorded at estimated fair values, less estimated selling costs. The increase from first quarter 2009 is due primarily to real estate collateral obtained through deeds-in-lieu of foreclosure in an effort to accelerate control and facilitate sales.

During second quarter 2009, the Company increased its reserve for loan losses to $127.5 million, up $11.5 million from March 31, 2009. The reserve for loan losses represented 2.40% of total loans outstanding at June 30, 2009, compared to 2.15% at March 31, 2009. Net charge-offs totaled $24.7 million, or 1.85% of total average loans, during second quarter 2009, compared to $26.3 million, or 1.98% of total average loans in first quarter 2009. The provision for loan losses for second quarter 2009 was $36.3 million, compared to $48.4 million for first quarter 2009. The reserve for loan losses to non-accrual loans plus 90 days past due loans was 52.03% at June 30, 2009 versus 45.05% at March 31, 2009 and 105.35% at June 30, 2008.

Securities Portfolio

Net securities gains were $6.6 million for second quarter 2009. During second quarter 2009, the Company took advantage of opportunities in the market to sell $388.8 million of mortgage-backed and municipal securities for a gain of $10.7 million. This was partially offset by impairment charges totaling $4.1 million associated with four trust-preferred collateralized debt obligations.

Capital Management

Regulatory and tangible common equity ratios were improved in comparison to March 31, 2009, with such improvement driven by a redeployment of assets which reduced total risk-based assets and a decline in total assets, with the decline primarily due to a reduction in the size of the investment securities portfolio. As reflected in the following table, all regulatory mandated ratios for characterization as “well capitalized” were significantly exceeded as of June 30, 2009.

	June 30, 2009	March 31, 2009	Minimum “Well- Capitalized” Level	Excess Over Required Minimums at June 30, 2009
				(Amounts in millions)
Regulatory Capital Ratios:
Total capital to risk-weighted assets	15.21%	14.62%	10.00%	52%	$330
Tier 1 capital to risk-weighted assets	12.38%	11.85%	6.00%	106%	$404
Tier 1 leverage to average assets	9.87%	9.60%	5.00%	97%	$387

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	12.17%	11.70%	10.00%	22%	$137
Tier 1 capital to risk-weighted assets	9.33%	8.93%	6.00%	55%	$211
Tier 1 leverage to average assets	7.44%	7.23%	5.00%	49%	$194

Tier 1 common capital to risk-weighted assets 7.36%	7.04%	N/A
Tangible equity ratios:
Tangible common equity to tangible assets	5.56%	5.36%	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	6.23%	5.83%	N/A
Tangible common equity to risk-weighted assets	6.57%	6.47%	N/A

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, July 22, 2009 at 10:00 a.m. (ET). Members of the public who would like to listen to the conference call should dial 1-866-700-6067 (U.S. domestic) or 1-617-213-8834 (international) and enter passcode number 434 12 643. The number should be dialed at least 10 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/aboutinvestor_overview.asp. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing 1-888-286-8010 (U.S. domestic) or 1-617-801-6888 (international) passcode number 963 01 975, beginning 1:00 p.m. (ET) on July 22, 2009 until 11:59 p.m. (ET) on July 29, 2009. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, and Capital Ratios (1 page)

•	Condensed Consolidated Statements of Condition (1 page)

•	Condensed Consolidated Statements of Income (1 page)

•	Loan Portfolio Composition (1 page)

•	Asset Quality (1 page)

•	Securities Available-for-Sale (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated July 22, 2009

Operating Highlights

Unaudited

	Quarters Ended
(Dollar amounts in thousands, except per share data)	June 30, 2009	March 31, 2009	June 30, 2008
Net income	$2,663	$5,727	$26,997
Net income applicable to common shares	63	3,155	26,922
Diluted earnings per share	$—	$0.07	$0.55
Return on average common equity	0.04%	1.78%	14.53%
Return on average assets	0.13%	0.28%	1.33%
Net interest margin	3.53%	3.67%	3.58%
Efficiency ratio	61.45%	52.33%	51.67%

Balance Sheet Highlights Unaudited
	As Of
(Dollar amounts in thousands, except per share data)	June 30, 2009	March 31, 2009	June 30, 2008
Total assets	$7,767,312	$8,252,576	$8,311,025
Total loans	5,322,533	5,387,128	5,182,355
Total deposits	5,766,656	5,508,382	5,785,163
Total stockholders’ equity	892,053	903,612	724,034
Common stockholders’ equity	699,053	710,612	724,034
Book value per common share	$14.22	$14.61	$14.90
Period end common shares outstanding	49,161	48,628	48,584

Capital Ratios Unaudited
	As Of
	June 30, 2009	March 31, 2009	June 30, 2008
Regulatory capital ratios:
Total capital to risk-weighted assets	15.21%	14.62%	11.87%
Tier 1 capital to risk-weighted assets	12.38%	11.85%	9.29%
Tier 1 leverage to average assets	9.87%	9.60%	7.56%

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	12.17%	11.70%	11.87%
Tier 1 capital to risk-weighted assets	9.33%	8.93%	9.29%
Tier 1 leverage to average assets	7.44%	7.23%	7.56%

Tier 1 common capital to risk-weighted assets	7.36%	7.04%	7.35%
Tangible common equity ratios:
Tangible common equity to tangible assets	5.56%	5.36%	5.45%
Tangible common equity, excluding other comprehensive loss, to tangible assets	6.23%	5.83%	5.90%
Tangible common equity to risk-weighted assets	6.57%	6.47%	6.79%

First Midwest Bancorp, Inc.	Press Release Dated July 22, 2009

Condensed Consolidated Statements of Condition

Unaudited

	June 30,
(Amounts in thousands)	2009	2008
Assets
Cash and due from banks	$132,231	$174,122
Funds sold and other short-term investments	7,723	692
Trading account securities, at fair value	12,203	17,368
Securities available-for-sale, at fair value	1,450,082	2,106,461
Securities held-to-maturity, at amortized cost	86,245	94,580
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	54,768	54,767
Loans	5,322,533	5,182,355
Reserve for loan losses	(127,528)	(66,104)

Net loans	5,195,005	5,116,251

Other real estate owned	68,878	7,042
Premises, furniture, and equipment	115,702	121,215
Investment in bank owned life insurance	197,564	206,132
Goodwill and other intangible assets	282,592	286,737
Accrued interest receivable and other assets	164,319	125,658

Total assets	$7,767,312	$8,311,025

Liabilities and Stockholders’ Equity

Deposits
Transactional deposits	$3,778,879	$3,684,976
Time deposits	1,971,889	2,072,859
Brokered deposits	15,888	27,328

Total deposits	5,766,656	5,785,163
Borrowed funds	792,176	1,489,908
Subordinated debt	232,342	232,476
Accrued interest payable and other liabilities	84,085	79,444

Total liabilities	6,875,259	7,586,991

Preferred stock	189,921	—
Common stock	613	613
Additional paid-in capital	193,623	206,113
Retained earnings	850,950	866,844
Accumulated other comprehensive loss	(49,482)	(35,949)
Treasury stock, at cost	(293,572)	(313,587)

Total stockholders’ equity	892,053	724,034

Total liabilities and stockholders’ equity	$7,767,312	$8,311,025

First Midwest Bancorp, Inc.	Press Release Dated July 22, 2009

Condensed Consolidated Statements of Income

Unaudited

	Quarters Ended
(Amounts in thousands, except per share data)	June 30, 2009	March 31, 2009	June 30, 2008
Interest Income
Loans	$64,071	$65,447	$74,819
Securities	21,002	26,030	26,391
Other	66	3	103

Total interest income	85,139	91,480	101,313

Interest Expense
Deposits	17,152	18,927	28,036
Borrowed funds	3,893	4,632	9,249
Subordinated debt	3,703	3,702	3,702

Total interest expense	24,748	27,261	40,987

Net interest income	60,391	64,219	60,326
Provision for loan losses	36,262	48,410	5,780

Net interest income after provision for loan losses	24,129	15,809	54,546

Noninterest Income
Service charges on deposit accounts	9,687	9,044	11,385
Trust and investment management fees	3,471	3,329	3,945
Other service charges, commissions, and fees	4,021	4,006	4,456
Card-based fees	4,048	3,755	4,236

Subtotal, fee-based revenues	21,227	20,134	24,022
Bank owned life insurance income	1,159	541	2,145
Securities gains (losses), net	6,635	8,222	(4,618)
Other	2,373	(126)	874

Total noninterest income	31,394	28,771	22,423

Noninterest Expense
Salaries and employee benefits	28,229	23,311	26,368
FDIC insurance	6,034	2,361	251
Net occupancy expense	5,194	6,506	5,528
Loan remediation and other real estate owned expense, net	4,296	1,523	1,375
Equipment expense	2,195	2,331	2,451
Technology and related costs	2,142	2,240	1,820
Other	11,143	10,122	12,152

Total noninterest expense	59,233	48,394	49,945

(Loss) income before taxes	(3,710)	(3,814)	27,024
Income tax (benefit) expense	(6,373)	(9,541)	27

Net Income	2,663	5,727	26,997
Preferred dividends	(2,566)	(2,563)	—
Net income applicable to non-vested restricted shares	(34)	(9)	(75)

Net Income Applicable to Common Shares	$63	$3,155	$26,922

Diluted Earnings Per Common Share	$—	$0.07	$0.55
Dividends Declared Per Common Share	$0.01	$0.01	$0.31
Weighted Average Diluted Common Shares Outstanding	48,501	48,493	48,519

First Midwest Bancorp, Inc.	Press Release Dated July 22, 2009

Unaudited

	As Of				Percent Change From
(Dollar amounts in thousands)	6/30/09	% of Total	3/31/09	6/30/08	3/31/09	6/30/08
Loan Portfolio Composition
Commercial and industrial	$1,457,413	27.4%	$1,508,175	$1,448,723	(3.4%)	0.6%
Agricultural	210,675	4.0%	219,178	281,002	(3.9%)	(25.0%)
Commercial real estate:
Office, retail, and industrial	1,117,748	21.0%	1,086,987	951,776	2.8%	17.4%
Residential construction	442,300	8.3%	466,195	510,818	(5.1%)	(13.4%)
Commercial construction	204,042	3.8%	232,675	246,668	(12.3%)	(17.3%)
Commercial land	119,758	2.3%	107,540	141,272	11.4%	(15.2%)
Multifamily	305,976	5.7%	311,865	218,805	(1.9%)	39.8%
Investor-owned rental property	132,173	2.5%	132,049	134,680	0.1%	(1.9%)
Other commercial real estate	626,959	11.8%	593,262	492,356	5.7%	27.3%

Total commercial real estate	2,948,956	55.4%	2,930,573	2,696,375	0.6%	9.4%

Consumer:
Home equity	480,706	9.0%	480,283	460,581	0.1%	4.4%
Real estate 1-4 family	171,186	3.2%	185,486	213,295	(7.7%)	(19.7%)
Other consumer	53,597	1.0%	63,433	82,379	(15.5%)	(34.9%)

Total consumer	705,489	13.2%	729,202	756,255	(3.3%)	(6.7%)

Total loans	$5,322,533	100.0%	$5,387,128	$5,182,355	(1.2%)	2.7%

Office, Retail, and Industrial
Office	$356,946	31.9%	$346,806	$298,877	2.9%	19.4%
Retail	297,829	26.7%	295,336	244,765	0.8%	21.7%
Industrial	462,973	41.4%	444,845	408,134	4.1%	13.4%

Total office, retail, and industrial	$1,117,748	100.0%	$1,086,987	$951,776	2.8%	17.4%

First Midwest Bancorp, Inc.	Press Release Dated July 22, 2009

Unaudited

	As Of
(Dollar amounts in thousands)	6/30/09	% of Loan Category	% of Total	3/31/09	6/30/08
Asset Quality
Non-accrual loans:
Commercial and industrial	$41,542	2.85%	19.0%	$33,245	$5,222
Agricultural	452	0.21%	0.2%	12	12
Office, retail, and industrial	13,058	1.17%	6.0%	12,769	1,125
Residential construction	126,618	28.63%	57.8%	107,766	11,664
Commercial construction	—	—	—	—	—
Multi-family	10,632	3.47%	4.9%	6,989	3,016
Other commercial real estate	19,637	2.23%	9.0%	16,013	873
Consumer	7,076	1.00%	3.2%	6,747	3,324

Total non-accrual loans	219,015	4.11%	100.0%	183,541	25,236

90 days past due loans (still accruing interest):
Commercial and industrial	7,174	0.49%	27.5%	16,208	4,530
Agricultural	1,931	0.92%	7.4%	1,751	—
Office, retail, and industrial	1,013	0.09%	3.9%	12,719	2,855
Residential construction	5,022	1.14%	19.3%	20,593	16,696
Commercial construction	689	0.34%	2.6%	—	—
Multi-family	699	0.23%	2.7%	3,356	2,071
Other commercial real estate	1,938	0.22%	7.4%	8,900	3,410
Consumer	7,605	1.08%	29.2%	10,402	7,948

Total 90 days past due loans	26,071	0.49%	100.0%	73,929	37,510

Total non-accrual and 90 days past due loans	245,086			257,470	62,746
Restructured, accruing loans	18,877			1,063	2,061

Total non-performing loans	$263,963			$258,533	$64,807

Other real estate owned	$68,878			$38,984	$7,042
30-89 days past due loans	$38,128	0.72%	0.0%	$54,311	$185,186
Reserve for loan losses	$127,528	—	—	$116,001	$66,104

Asset Quality Ratios
Non-accrual loans to loans	4.11%	—	—	3.41%	0.49%
Non-accrual plus 90 days past due loans to loans	4.60%	—	—	4.78%	1.21%
Non-performing loans to loans	4.96%	—	—	4.80%	1.25%
Reserve for loan losses to loans	2.40%	—	—	2.15%	1.28%
Reserve for loan losses to non-accrual loans	58%	—	—	63%	262%
Reserve for loan losses to non-accrual plus 90 days past due loans to loans	52%	—	—	45%	105%
Reserve for loan losses to non-performing loans	48%	—	—	45%	102%

	Quarters Ended
(Dollar amounts in thousands)	6/30/09	% of Loan Category	% of Total	3/31/09	6/30/08
Charge-off Data
Net loans charged-off:
Commercial and industrial	$7,006	0.48%	28.3%	$12,093	$2,338
Agricultural	—	0.00%	0.0%	—	42
Office, retail, and industrial	217	0.02%	0.9%	878	31
Residential construction	8,427	1.91%	34.1%	10,719	138
Commercial construction	—	—	—	—	—
Multifamily	1,086	0.35%	4.4%	43	830
Other commercial real estate	3,197	0.36%	12.9%	69	116
Consumer	4,802	0.68%	19.4%	2,476	961

Total net loans charged-off	$24,735	1.85%	100.0%	$26,278	$4,456

Net loan charge-offs to average loans (annualized): Quarter-to-date	1.85%	—	—	1.98%	0.35%
Year-to-date	1.91%	—	—	1.98%	0.42%

First Midwest Bancorp, Inc.	Press Release Dated July 22, 2009

Securities Available-For-Sale

Unaudited

	U.S. Treasury and Agency	Collateralized Mortgage Obligations	Other Mortgage Backed	State and Municipal	Collateralized Debt Obligations	Other	Total
As of June 30, 2009
Amortized cost	$—	$382,526	$221,481	$767,856	$71,789	$59,646	$1,503,298
Gross unrealized gains (losses):
Gross unrealized gains	—	8,349	6,786	4,907	—	140	20,182
Gross unrealized losses	—	(3,456)	(15)	(14,778)	(51,474)	(3,675)	(73,398)

Net unrealized gains (losses)	—	4,893	6,771	(9,871)	(51,474)	(3,535)	(53,216)

Fair value	$—	$387,419	$228,252	$757,985	$20,315	$56,111	$1,450,082

As of March 31, 2009
Amortized cost	$122	$598,367	$344,503	$861,547	$75,922	$56,612	$1,937,073
Gross unrealized gains (losses):
Gross unrealized gains	—	14,094	11,575	9,136	—	104	34,909
Gross unrealized losses	—	(3,120)	(24)	(16,134)	(41,395)	(9,390)	(70,063)

Net unrealized gains (losses)	—	10,974	11,551	(6,998)	(41,395)	(9,286)	(35,154)

Fair value	$122	$609,341	$356,054	$854,549	$34,527	$47,326	$1,901,919

As of June 30, 2008
Amortized cost	$7,548	$542,680	$528,385	$939,484	$87,278	$48,403	$2,153,778
Gross unrealized gains (losses):
Gross unrealized gains	60	2,815	1,440	3,389	434	241	8,379
Gross unrealized losses	(2)	(4,688)	(6,770)	(13,862)	(26,741)	(3,633)	(55,696)

Net unrealized gains (losses)	58	(1,873)	(5,330)	(10,473)	(26,307)	(3,392)	(47,317)

Fair value	$7,606	$540,807	$523,055	$929,011	$60,971	$45,011	$2,106,461